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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported) June 27, 2003

                        New World Restaurant Group, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                   0-27148               13-3690261
  (State or other jurisdiction      (Commission           (IRS Employer
     of incorporation)              File Number)        Identification No.)

                     1687 Cole Boulevard                      80401
                      Golden, Colorado                      (Zip Code)
           (Address of principal executive offices)

      Registrant's telephone number, including area code  (303) 568-8000

          (Former name or former address, if changed since last report)



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ITEM 5. OTHER EVENTS.

Reference is made to the New World Restaurant Group, Inc. (the "Company") press release attached hereto as Exhibit 99.1, and incorporated by reference herein (including, without limitation, the information set forth in the cautionary statement contained in the press release), announcing that it has entered into an agreement with the holders of all of its Series F preferred stock, who also own more than a majority of its common stock, that will result in a recapitalization of the Company's equity.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c) Exhibits. The following documents are filed as exhibits to this report:

                99.1     Press release issued June 27, 2003.


ITEM 9.  REGULATION FD DISCLOSURE.

For the quarter ended July 2, 2003, the Company expects to report approximately $98.1 million in total revenues compared to $101.6 million of total revenues in the second quarter of fiscal 2002. The decrease in total revenues was primarily attributable to a decrease in same-store sales at Einstein Bros. and Noah's company-operated locations of 3.4%.

On June 4, 2003, Ramin Kamfar, the Company's former Chairman of the Board and Chief Executive Officer, filed an action in the United States District Court for the Southern District of New York against the Company and Anthony Wedo, the Company's current Chief Executive Officer, alleging causes of action for breach of contract, defamation, declaratory relief and punitive damages. In this action, Mr. Kamfar alleges that the Company breached confidentiality and non-disparagement provisions in his separation agreement with the Company by disclosing certain financial and other terms contained therein. Mr. Kamfar is seeking damages of at least $7.0 million. As of today, the Company has not yet been served with the complaint relating to this action. The Company believes that the claims of Mr. Kamfar are without merit, and the Company intends to vigorously defend itself and Mr. Wedo in this matter.

On June 2, 2003, a group of four Manhattan Bagel franchisees filed a lawsuit captioned KAUFMAN ET. AL. V. NEW WORLD RESTAURANT GROUP, INC. in the Superior Court of New Jersey, Chancery Division, Monmouth County. In their complaint, plaintiffs allege that since New World closed its Eatontown, New Jersey baking facility and began contracting with Harlan Bakeries, the quality of its bagels has suffered. As a result of this alleged decline in bagel quality, plaintiffs claim that they will lose bagel sales and customer goodwill if they continue to purchase their bagels from Harlan Bakeries in accordance with the terms of their franchise agreements. Alleging claims for breach of contract, consumer fraud, constructive termination of the franchise agreement, and violation of the New Jersey Franchise Practices Act, plaintiffs seek a judgment permitting their purchase of "New York style" bagels from any third-party supplier, enjoining the Company's termination of their franchise agreements because of their purchase of such nonapproved bagels, and awarding to plaintiffs damages in an unspecified amount. The Company intends to defend this matter vigorously.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              NEW WORLD RESTAURANT GROUP, INC.
                                              ---------------------------------
                                                      (Registrant)

             June 27, 2003                          /s/ Anthony Wedo
       ---------------------                  ---------------------------------
                  Date                                 Anthony Wedo
                                                 Chief Executive Officer



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                                  EXHIBIT INDEX


     EXHIBIT
     --------

      99.1              Press release issued June 27, 2003.